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                              EMPLOYMENT AGREEMENT

         THIS AGREEMENT ("Agreement"), dated as of August __, 1998, is made and entered into by and between COHR, INC., a Delaware corporation ("Company"), and Steven Ritterbush, an individual ("Executive").

                                     RECITAL

         1. On June 3, 1998, in order to induce Executive to serve as a senior executive of the Company, the Company agreed to provide an employment agreement and issue stock options to Executive.

         2. The Executive and the Company hereby agree to the terms of such employment.

         3. A Stock Option Agreement of even date is attached hereto.

                                    AGREEMENT

         NOW, THEREFORE, Company and Executive agree as follows:

         1. a. This Agreement shall be in effect from June 3, 1998 to and including September 1, 1998, at which time Executive's employment may be extended by mutual agreement of the Executive and the Company or terminated by the Company or by the Executive.

                b. Executive will be employed by Company in the position held by Executive as of the effective date of this Agreement and pursuant to its terms. Executive's job description as of the effective date hereof is attached as Exhibit A. Executive shall devote his time, attention, skill and energy to the performance of this Agreement. Executive shall, without the Company's prior written consent in each instance, refrain from rendering (a) services of any kind to others for compensation or (b) services which would materially interfere with the performance with his duties under this Agreement.

                c. During the term of this Agreement, Executive will work 32 business days, or half of the 64 total business days occurring from June 3, 1998 to and including September 1, 1998. Executive will maintain a log of time worked under this Agreement and provide each month's total number of days worked to the CFO of the Company no later than the fifth day of the subsequent month. The Company and the Executive may agree to work beyond this Agreement under the terms of the Management Services Agreement.



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               d. Notwithstanding the above, the Company and the Executive agree that nothing herein shall preclude the Executive from managing or devoting time to his personal investments, and receiving compensation therefore, including serving as a member of Fairfax Consulting Company, LLC and its affiliated entities; managing or devoting time to the portfolio companies of Fairfax Partners/The Venture Fund of Washington, L.P., Fairfax Management Company II, LLC or their affiliated entities; serving on the board of directors of any such companies; or serving on the board of directors of other profit or non-profit entities, provided that such activities do not materially adversely interfere with his duties to the Company.

         2.    a.   Company shall pay a salary to Executive for the term hereof at the rate of Ten Thousand Dollars per month.

               b. In addition to his salary, and as an inducement to Executive agreeing to be employed by Company, Executive is awarded options to purchase 91,667 (Ninety-one thousand, six hundred and sixty-seven) shares of COHR Common Stock at an exercise price of $7.00 per share. This grant is made pursuant to a Stock Option Agreement in the form attached hereto as Exhibit B. The Company shall promptly take such action necessary to register the shares of Common Stock underlying the option on Form S-8 (or such other form) to cause the shares to be registered under the Securities Act of 1933, as amended.

                c. All compensation provided pursuant to this Paragraph 2 shall be subject to customary income tax withholding and such other employee deductions as are required by law with respect to compensation paid to an employee.

                d. In addition to the salary and stock options provided in this Agreement, Executive shall throughout the term hereof (prior to death) be entitled to receive all other benefits, at levels no less favorable than the benefit levels generally afforded officers of the Company and on the same terms as such benefits are made available to such officers, including medical, health, and dental benefits. The Company shall also pay directly or reimburse the Executive for all reasonable business expenses, including but not limited to travel expense (including the cost of commercial coach airline tickets and business meals) incurred by him in connection with his duties hereunder.

         3. Executive acknowledges that he is a fiduciary of the Company and as such is subject to duties to the Company, its Board of Directors and Stockholders, including but not limited to the obligation to discharge his duties (a) in good faith, (b) with the care an ordinarily prudent person in a like position would exercise under similar circumstances, and (c) in a manner he reasonably believes to be in the best interests of the Corporation.


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         4. Executive and the Company agree that Executive's services for the
Company create a relationship of confidence and trust between the Company and Executive with respect to any information (a) applicable to the business of the Company or (b) applicable to the business of any client or customer of the Company which may be made known to Executive by the Company or by any client of the Company, or learned by Executive in such context during the period of Executive's service. All such information has commercial value in the business in which Company is engaged and is hereinafter referred to as "Proprietary Information."

                  The Company acknowledges and agrees that prior to his engagement, Executive possessed, and continues to possess, a broad body of knowledge of health care and information technology generally, and specific expertise in the areas of health care information systems, electronic commerce within health care and other industries, health care group purchasing organizations and inventory management.

                  Executive and the Company agree that all Proprietary Information is the sole property of the Company, its assigns and its customers, and the Company, its assigns and its customers shall be the sole owner of all patents, copyrights, trade secrets and other rights in connection therewith. Executive hereby assigns to the Company any rights it may have or acquire in such Proprietary Information. At all times, both during Executive's services for the Company and for a period of 12 months after its termination, Executive will keep in confidence and trust all Proprietary Information or anything directly relating to it without the written consent of the Company, except as may be necessary in the ordinary course of performing Executive's duties hereunder.

                  Notwithstanding the foregoing, Proprietary Information shall not be deemed to include, and Executive shall not be under any of the aforementioned obligations with respect to, information that Executive can document (a) was in the public domain at the time it was communicated to Executive, (b) entered the public domain subsequent to the time it was communicated to Executive through no fault of Executive, (c) was in Executive's possession free of any obligation of confidence at the time it was communicated to Executive, (d) is part of Executive's own skill, knowledge, know-how and experience or (e) was disclosed in response to a valid order by a court or other governmental body, and Executive provided the Company with prior written notice of such disclosure in order to permit the Company to seek confidential treatment of such information.

         5. Executive acknowledges that he will be instrumental in the business of the Company and its success. Accordingly, Executive agrees that during the term of this Agreement, he will not, directly or indirectly, within any location in the United States where the Company is transacting business during the term of this Agreement, if earlier, or at the time of the termination of Executive's services hereunder, as the case may be, engage or participate or make financial investments



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in or become employed by or render advisory or other services to or for any person, firm or corporation engaged in the business of, and deriving substantially all of its revenues from, owning and operating medical group purchasing organizations and/or the sale, lease and/or servicing of medical equipment (the "Restricted Business"). Nothing herein contained, however, shall restrict Executive from making any investment in any company whose stock is listed on the National Securities Exchange or actively traded in the over-the-counter market, so long as such investment does not give him the right to control or influence the policy decisions of any such business or enterprise which is engaged in and derives substantially all of its revenues from the Restricted Business, nor shall Executive be precluded from investing in entities engaged in the Restricted Business and being able to nominate and elect a representative to serve on the Board of Directors of any such companies.

         6. For a period of one (1) year from and after the effective date of termination or expiration of Executive's employment with Company, whether pursuant to the terms of this Agreement or otherwise, Executive shall not:

               a. Directly or indirectly solicit any executive or managerial employee of Company to discontinue working for or representing Company for the purpose of working for or representing any subsequent employer of Executive which is a competitor of Company; or

               b. Authorize or knowingly approve the taking of such actions as those described above by other persons (on behalf of any such competitor) or assist any such person, firm or corporation in taking such action.

         7. In the event that Executive becomes involved in any claim, action or legal proceeding brought by or against any person, including stockholders of the Company, in connection with or as a result of the rendering of services under this Agreement, the Company will reimburse the Executive for his legal and other expenses (including the cost of any investigation or preparation) in connection therewith as incurred. The Company will also indemnify and hold the Executive harmless against any and all losses, liabilities, suits, claims, costs, damages or expenses (including reasonable attorneys' fees) to Executive in connection with or as a result of the rendering of services under this Agreement, except to the extent that any such loss, liability, suit, claim, cost, damage, or expense results from the willful misconduct of any such person in performing the services that are the subject of this Agreement.

         8. Executive acknowledges that he has been advised to seek an attorney for advice regarding the effect of this Agreement prior to signing it.

         9. If any claim is brought under this Agreement, or any dispute of any nature whatsoever arises regarding the termination of this Agreement or the




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termination of Executive's employment, the Company and Executive agree that such claim or dispute shall be resolved in an arbitration proceeding before a single arbitrator, to be mutually agreed, conducted under the auspices of the American Arbitration Association, Los Angeles, California, and in accordance with its Employment Dispute Resolution rules. The arbitrator agreed to under such rules shall be empowered to resolve the dispute through consideration of the facts, the terms of this Agreement, and any statute, law, regulation or defense asserted by either party. The arbitrator shall be experienced in employment law and his/her decision shall be in writing and contain findings of fact and conclusions of law. If so authorized by the arbitrator, the prevailing party shall be entitled to recover from tho non-prevailing party such damages as the arbitrator determines appropriate based upon the legal theories asserted by either party in such arbitration and reasonable expenses, including without limitation reasonable attorneys' fees.

         10. If any of the above provisions are found null, void, or inoperative for any reason, the remaining provisions will remain in full force and effect.

         11. This Agreement may be executed by facsimile and in identical counterparts. The Agreement will be binding on the parties once it has been fully executed. Thereafter, the parties will exchange hard copies and all the counterparts together shall constitute a single agreement. It shall not be necessary to introduce more than one fully executed counterpart to enforce this Agreement.

         12. Any notice to the Company required or permitted hereunder shall be given in writing to the secretary of Company either by personal service or by registered mail postage prepaid addressed to Company at its then principal place of business. Any such notice to Executive shall be given in like manner, and mail shall be addressed to the Executive at his home address then shown in the files of Company. Notice by mail will be deemed received three (3) business days after the notice is deposited in the United States mail, postage prepaid.

         13. This Agreement may be extended for an additional period or subject to additional or different terms by written agreement of the parties.

         14. This Agreement shall inure to the benefit of, and shall be binding upon, the parties hereto and their respective successors, assigns, heirs and legal representatives.

         15. This Agreement contains the entire understanding between the parties hereto with respect to the subject matter hereof. This Agreement may not be changed orally, but only by any instrument in writing signed by the party against whom enforcement of any waiver, change, modification, extension, or discharge is sought.



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         16. This Agreement shall be governed by California law.

         IN WITNESS WHEREOF, the undersigned have executed this Employment Agreement as of the date above written.

"Company"                           "Executive"


COHR, INC.                          ----------------------------------
                                    Steven Ritterbush

By:
   --------------------------

Its:
    -------------------------



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                                   EXHIBIT A


                            EXECUTIVE JOB DESCRIPTION


Steven Ritterbush is the Management Director of COHR, Inc. responsible for identifying new business that can be added to COHR's business base.



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                                   EXHIBIT B

                               STOCK OPTION GRANT





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